HOLLYWOOD MEDIA CORP. REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

- Second Quarter 2005 Revenues Increase 44% over Second Quarter 2004 -

- Data Business Revenues Increase 66% -

- Broadway Ticketing Revenues Increase 47%, with 84% Growth in Broadway.com Revenue -

- Broadway Ticketing Deferred Revenue as of 6-30-05 up 91% vs. Deferred Revenue on 6-30-04 -

(Boca Raton, FL – August 8, 2005) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the second quarter ended June 30, 2005.

FINANCIAL RESULTS

Net revenues for the three months ended June 30, 2005 increased 44.1 percent to $27.9 million compared to $19.4 million for the same period of 2004. Revenues also increased 27.6 percent sequentially compared to the $21.9 million reported in the first quarter ended March 31, 2005. Total operating expenses (which includes cost of revenues – ticketing; editorial, production, development and technology expenses; selling, general and administrative expenses; salaries and benefits; and depreciation and amortization expenses) increased 46.4 percent to $30.3 million from $20.7 million in the second quarter of 2004.

The net loss for the second quarter of 2005 was $2.0 million, or $0.06 per share based on 31.2 million weighted average shares outstanding during the period, compared with a net loss of $1.2 million, or $0.04 per share, for the second quarter of 2004 based on 27.7 million weighted average shares outstanding during the period, and a sequential decrease in net loss of 32.5 percent from the net loss of $3.0 million, or $0.10 per share, for the first quarter of 2005.

“We continued to see significant growth in our Broadway Ticketing and Data Syndication businesses as both showed their highest ever quarterly revenues, and our Internet Ad Sales division strengthened in the second quarter with a 40 percent revenue increase compared to the same period last year,” commented Mitchell Rubenstein, Hollywood Media’s Chief Executive Officer. “During the quarter, we made significant progress with the planning and development of our cost-saving initiatives to reduce expenses. In the third quarter of 2005 we will be recognizing greater savings than the savings in the second quarter from reduced auditor fees and lower Sarbanes-Oxley compliance costs. In that regard we note that our SG&A expenses declined by approximately $0.4 million sequentially from the first to second quarters of 2005. As our cost-saving initiatives increasingly take hold during 2005 and into 2006, including our outsourcing arrangements, we expect to see significant reductions in various elements of our selling, general and administrative expenses. Our statements of operations now include separate line items for SG&A and salaries and benefits.”

For the six-month period ended June 30, 2005, net revenues increased 45.8 percent to $49.8 million compared to $34.2 million for the same period of 2004. Total operating expenses increased 47.6 percent to $55.1 million from $37.4 million for the same period last year. The net loss through June 30, 2005 was $5.0 million, or $0.16 per share based on 30.9 million weighted average shares outstanding, compared

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with a net loss of $2.9 million, or $0.11 per share, for the same period in 2004 based on 26.3 million weighted average shares.  For purposes of comparing the results of the first six months of 2005 with the same period of 2004, it is also worth noting that in the first quarter of 2004 the Company benefited from a one-time $0.7 million non-cash gain recognized from the Company’s acquisition of a third party's 20 percent stake in Hollywood Media’s Baseline subsidiary.

Mr. Rubenstein continued, “We are pleased with overall sales during the third quarter to date. On the expense side, we are making progress to reduce our infrastructure costs through off-shoring initiatives, which should allow us greater flexibility in scaling the business infrastructure to meet growth needs with reduced expenses. The initial outsourcing phase has begun and we expect it to be fully implemented by year end. This is in addition to other previously mentioned cost and process efficiencies being developed and implemented, including an improved ticketing system.”

SEGMENT RESULTS

Broadway Ticketing

Broadway Ticketing revenue, including Broadway.com and 1-800-Broadway, during the second quarter of 2005 was $23.7 million, an increase of 47.2 percent compared to the $16.1 million reported last year, and an increase of 29.0 percent sequentially compared to the $18.3 million reported for the first quarter of 2005. This revenue increase over the 2004 period was the result of an 83.7 percent increase in sales via Broadway.com and 1-800-Broadway to $15.5 million, while group sales increased 6.7 percent compared to the second quarter last year. This division had a 264 percent increase in revenue from hotel room package sales and an 82 percent increase in gift certificate purchases in the second quarter this year as compared to the second quarter last year. Deferred revenue relating to Broadway Ticketing, which is a leading indicator of ticket sales, was $14.3 million as of June 30, 2005, a 90.5 percent increase as compared to deferred revenue of $7.5 million as of June 30, 2004.

During the second quarter, Hollywood Media’s subsidiary, Theater Direct, launched a strategic alliance with NYTimes.com, the official website of The New York Times, in which Theater Direct became NYTimes.com's exclusive provider of online ticketing for Broadway, off Broadway and London theaters.

Broadway.com also recently launched sales of premium seat tickets to certain Broadway theaters, which provide favorable seating locations for consumers who choose to spend more to ensure quality seating. The initial customer response has been positive and we are expecting premium seats to contribute to our Broadway Ticketing revenues.

Data Business

The Data Business segment contributed revenue of $2.7 million during the second quarter of 2005, an increase of 65.5 percent compared to the $1.6 million reported in the second quarter of 2004 and up 10.9 percent sequentially compared to the $2.4 million reported during the first quarter of 2005.

Mr. Rubenstein continued, “The revenue increase was attributable primarily to two factors: an increase in new licensing contracts and the Studio Systems acquisition.”

Internet Advertising Sales

Revenues in the Internet Advertising Sales Division were $1.1 million during the second quarter of 2005, up 39.9 percent compared to the $759,469 reported in the second quarter of last year and up 34.7 percent sequentially compared to the $788,576 reported during first quarter 2005. “Our proactive efforts to capitalize on this valuable property are achieving positive results,” Mr. Rubenstein noted. “We are seeing increased revenue due in part to the efforts of our experienced sales staff added during the latter part of 2004. In addition, we remain on track to launch a new Hollywood.com site later this year. The new site is being completely redesigned top to

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bottom to substantially enhance functionality and search, which we expect will lead to an enhanced user experience and thus more page impressions being available for sale to advertisers.”

Hollywood.com Television

“The Company’s cable TV network, Hollywood.com Television, is now accessible by approximately 13.5 million cable TV subscribers,” Mr. Rubenstein continued. “We are available on six MSOs and expect further cable TV subscribers adding to our footprint between now and year end.”

Intellectual Property

Hollywood Media’s Intellectual Property division reported revenues of $514,920 in the second quarter, a decrease of 44.4 percent from the $926,235 reported in the second quarter last year. The revenues in this division normally fluctuate due in large part to revenue recognition timing under GAAP which is based primarily on the timing of delivery of book manuscripts to publishers. In addition, we are seeing a general sluggishness in the publishing industry that has contributed to the decline in the second quarter of 2005.

MovieTickets.com

“MovieTickets.com, in which we have a 26.2 percent equity interest, now has agreements to handle online movie ticketing on an exclusive basis for 59 exhibitors, up from 35 a year ago,” stated Mr. Rubenstein.

Balance Sheet

Hollywood Media completed the quarter with $3.2 million in cash and cash equivalents, and $2.4 million in accounts receivable, compared to cash and cash equivalents of $3.8 million and accounts receivable of $2.6 million as of March 31, 2005. The current ratio as of June 30, 2005 was 0.83, compared to the 0.87 current ratio reported as of March 31, 2005, and shareholders’ equity was $45.3 million compared to $47.1 million as of December 31, 2004 and $45.3 million as of March 31, 2005.

Teleconference Information

Management will host a teleconference today, August 8, at 9 a.m. Eastern Time to discuss Hollywood Media’s 2005 second quarter financial results. To access the teleconference, please dial 800-275-3939 if calling within the United States or 973-409-9258 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of Hollywood Media’s website, located at http://www.hollywood.com/about_us/. Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call. If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through August 15, 2005 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 6334947. A replay of the teleconference will also be archived for a longer period on the investor relations portion of Hollywood Media’s web site.

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About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, Hollywood Media has launched a network of media businesses. Hollywood Media’s Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. Hollywood Media’s Broadway Ticketing business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway shows. Hollywood Media’s businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, Hollywood Media owns and operates the cable television network, Hollywood.com Television.

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2004 as amended. Such forward-looking statements speak only as of the date on which they are made.

Contact:

Matthew Hayden

Hayden Communications, Inc.

matt@haydenir.com

858-704-5065

[FINANCIAL TABLES ATTACHED]

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The following financial tables are unaudited.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2005	2004	2005	2004

NET REVENUES
Ticketing	$41,994,684	$27,950,166	$23,655,140	$16,071,876
Other	7,815,311	6,218,864	4,269,343	3,312,434
	49,809,995	34,169,030	27,924,483	19,384,310

OPERATING EXPENSES:
Cost of revenues - ticketing	36,655,077	24,152,323	20,757,290	14,200,783
Editorial, production, development and technology (exclusive of depreciation and amortization shown separately below)	2,709,519	2,504,927	1,364,564	1,316,906
Selling, general and administrative	6,163,305	4,295,109	2,902,539	2,072,410
Salaries and benefits	8,288,855	5,320,333	4,529,235	2,564,719
Amortization of CBS advertising	—	38,807	—	38,807
Depreciation and amortization	1,327,449	1,042,351	757,342	512,234

Total operating expenses	55,144,205	37,353,850	30,310,970	20,705,859

Operating loss	(5,334,210)	(3,184,820)	(2,386,487)	(1,321,549)

EQUITY IN EARNINGS OF INVESTEES	529,420	588,086	534,452	583,392

OTHER INCOME (EXPENSE):

Interest, net	(94,460)	(785,501)	(49,699)	(367,546)
Other, net	43,295	727,673	16,963	37,112

Loss before minority interest	(4,855,955)	(2,654,562)	(1,884,771)	(1,068,591)

MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES	(121,289)	(235,992)	(121,492)	(165,500)

Net loss	$(4,977,244)	$(2,890,554)	$(2,006,263)	$(1,234,091)

Basic and diluted loss per common share	$(0.16)	$(0.11)	$(0.06)	$(0.04)

Weighted average common and common equivalent shares outstanding - basic and diluted	30,938,824	26,308,112	31,218,660	27,717,948

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HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,182,613	$6,330,394
Receivables, net	2,355,240	1,992,478
Inventories	11,787,390	8,467,405
Prepaid expenses	1,879,752	1,124,363
Other receivables	2,001,532	1,205,803
Other current assets	58,030	45,935
Restricted cash	—	255,000
Total current assets	21,264,557	19,421,378

ACQUISITION ESCROW	304,465	750,000
PROPERTY AND EQUIPMENT, net	2,370,180	2,455,040
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	632,826	435,509
INTANGIBLE ASSETS, net	1,583,485	1,515,985
GOODWILL, net	44,865,674	44,977,429
OTHER ASSETS	365,568	256,258
TOTAL ASSETS	$71,386,755	$69,811,599

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,900,024	$4,043,098
Accrued expenses and other	5,402,032	5,172,920
Deferred revenue	15,280,975	12,006,919
Current portion of capital lease obligations	108,486	150,103
Convertible debenture, net	870,040	—
Total current liabilities	25,561,557	21,373,040

DEFERRED REVENUE	214,332	227,000
CAPITAL LEASE OBLIGATIONS, less current portion	100,080	84,523
MINORITY INTEREST	106,207	74,075
OTHER DEFERRED LIABILITY	123,203	104,539
CONVERTIBLE DEBENTURE, NET	—	799,152

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 32,534,842 and 31,283,706 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	325,348	312,837
Additional paid-in capital	308,501,247	305,729,408
Deferred compensation	(2,112,500)	(2,437,500)
Accumulated deficit	(261,432,719)	(256,455,475)
Total shareholders' equity	45,281,376	47,149,270
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$71,386,755	$69,811,599